EXHIBIT 99.4

                                   MCDirect Shares
                              Payroll Deduction Changes


  In 1995, we changed the stock purchase plans...

  Today, more than ever, delivering QSC & V to our customers is critical to our success. It's something each member of the McDonald's System must do.

  In Investor Relations, we faced the challenge of providing Quality Service to our shareholders while managing the ever-increasing cost of doing so. We could have managed our costs by simply eliminating the stock purchase programs. We didn't want to do that. McDonald's values and encourages individual and System ownership of its stock. Instead, we designed a plan to meet the needs of individual investors and McDonald's. However, we knew, regardless of how we designed the new program, we wouldn't satisfy everyone.

  MCDirect Shares is a direct stock purchase plan for long-term investors who are committed to building their McDonald's share ownership over time.

  We listened to your concerns about the new plan...

  You told us the minimum payroll deduction investment was too high. You said it discourages crew and managers from investing regularly. You told us this feature hampers your ability to hire and retain quality employees.

  We're taking action...

  Effective May 1, 1996, we are lowering the minimum payroll deduction to $20 per investment. And, for a limited time only, we are waiving the investment fee. From May 1, 1996 through April 30, 1997, employees participating in MCDirect Shares through payroll deduction will be not assessed the 50 cent per transaction fee.

  McDonald's means opportunity...

  You already know McDonald's is a great place to work and grow. But do you know how to use MCDirect Shares to help attract and retain quality employees? Please contact Investor Relations at (708)-575-7428 to learn more.